Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-3 No. 333-156806) and related Prospectus of Santarus, Inc. for the registration of 6,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the financial statements and schedule of Santarus, Inc., and the effectiveness of internal control over financial reporting of Santarus, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
April 16, 2009